UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2007

Learning Tree International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27248	95-3133814
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

1805 Library Street, Reston, VA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (703) 709-9119

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant.

On April 30, 2007, we filed our Annual Report on Form 10-K with respect to our fiscal year ended September 29, 2006, which restated our results for the annual and quarterly periods in our year ended September 30, 2005 and the first three quarters of our fiscal year 2006. Ernst & Young LLP has been our auditor since 2002. On May 1, 2007, Ernst & Young informed us that they were resigning as our independent registered public accountant effective the earlier to occur of May 31, 2007 or the completion of the interim reviews for our quarters ended December 29, 2006 and March 30, 2007. Accordingly, our client-auditor relationship with Ernst & Young will cease upon the earlier to occur of May 31, 2007 or the completion of the noted interim reviews.

During our two most recent fiscal years, which ended on September 29, 2006 and September 30, 2005:

•

The reports of Ernst & Young did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for the reference to change in accounting for share-based compensation in the report included in the 2006 10-K.

•

There were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused them to make reference thereto in their reports on the financial statements for such years.

•

In our Form 10-K for the year ended September 29, 2006 we disclosed that our management had concluded that our internal control over financial reporting was ineffective as of September 29, 2006 because of material weaknesses related to entity-level monitoring controls, our financial statement close process, and our accounting for income taxes.

•

Ernst &Young concluded in its report on internal control over financial reporting for the year ended September 29, 2006, that management’s assessment that we did not maintain effective control over financial reporting as of September 29, 2006 was fairly stated in all material respects based upon the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and that our internal control over financial reporting was ineffective as of September 29, 2006. We have authorized Ernst &Young to respond fully to the inquiries of any successor accountant concerning the subject matter of the above disclosures.

•	Certain of our results were restated in our fiscal 2005 and fiscal 2006 Annual Reports on Form 10-K.

Except for these matters, there were no reportable events as described under Item 304(a)(1)(v) of Regulation S-K.

We have provided Ernst & Young with a copy of the disclosures we are making in response to this Item 4.01. Ernst & Young has furnished us with a letter dated May 4, 2007, addressed to the Commission stating that it agrees with the statements made herein. This letter has been filed as Exhibit 16.1 to this Form 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 1, 2007, Charles R. Waldron became our Chief Financial Officer on an interim basis, replacing LeMoyne T. Zacherl who departed on the same day. We are also beginning a search for a permanent Chief Financial Officer.

Since 2000, Mr. Waldron has been a partner with Tatum LLC (Tatum), a professional services provider of financial and information technology leadership. During his tenure at Tatum Mr. Waldron has served as CFO of LCC International, Inc., Brivo Systems, Inc., and Netcom Solutions International, Inc. He also served as consulting CFO for Star Scientific, Inc. and assisted with the initial implementation of Sarbanes Oxley at Flowserve Corporation, a $2 billion NYSE company. Prior to joining Tatum, Mr. Waldron worked for ExxonMobil Corporation in a variety of positions including Vice President Finance and Administration of Mobil Oil Canada, Chief Financial Officer for a $4 billion project in the Middle East, and as Controller of Mobil’s international exploration and production business unit. Mr. Waldron is 57 years old and is a licensed CPA. He holds BA and MBA degrees from Tulane University.

Tatum will be making Mr. Waldron’s services available as our employee and Chief Financial Officer under an Agreement dated April 30, 2007. We will pay Mr. Waldron a salary of $32,000 per month and will pay Tatum a fee of $8,000 per month. We do not have any obligation to provide Mr. Waldron any health, major medical benefit, stock or bonus benefits, but will indemnify both Mr. Waldron and Tatum as set forth in our agreement with them. Mr. Waldron’s employment is subject to termination by either party at any time, without any cause. A copy of the Agreement has been filed as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Agreement with Tatum LLC

16.1	Letter from Ernst & Young LLP, dated May 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEARNING TREE INTERNATIONAL, INC.

Dated: May 4, 2007	By:	/s/ NICHOLAS R. SCHACHT
Nicholas R. Schacht Chief Executive Officer